Roll of Deeds no 1081/2014-B	EXHIBIT 2.4

Stuttgart

Statements given on October 1st, 2014

(in words: October first twothousandandfourteen )

Before me, the undersigned

Württemberg deputy notary

Christiane Stoye-Benk

in my capacity as officially appointed representative in office of Notary Rudolf Bezler with the official residence in Rheinstahlstraße 3, 70469 Stuttgart,

(hereinafter instead of the word “Notary” the term “Notary representative” ist to be read)

appeared today in the office of OPPENLÄNDER Rechtsanwälte Partnerschaft mbB, Börsenplatz 1, 70174 Stuttgart, where I was requested by the parties to come:

1.	Mr. Karl-Heinz Boven,

born on March 3, 1961,

Baumgartenstr. 13, 72827 Wannweil.

2.	Mr. Andreas Möller,

born on January 8, 1959,

Bei den Pferdeställen 3, 72072 Tübingen.

The persons appearing under 1 and 2 identified themselves through representation of their valid passports with a photo.

The persons appearing under 1 and 2 declared that they are not acting on their own behalf but in their capacity as managing director (Geschäftsführer) with sole power of representation and released from the restrictions of para 181 German Civil Code (Bürgerliches Gesetzbuch, BGB) on behalf of Multi Channel Systems Holding GmbH with official residence in 72770 Reutlingen, Aspenhaustraße 21, registered at the Commercial Register of the Local Court of Stuttgart under HRB 382333,

Multi Channel Systems Holding GmbH hereinafter
referred to as “Seller” or as “MCS Holding”

From inspection of the Commercial Register of the local court of Stuttgart of 29th September 2014 the undersigned notary certifies that Karl-Heinz Boven as well as Andreas Möller are each entitled to represent MCS Holding solely and released from the restriction of para 181 German Civil Code (BGB).

3.	Mr. Jeffrey Anthony Duchemin,

born on October 19, 1965,

with the business address 84 October Hill Road, Hollistion,

Massachusetts 01746, USA

who identified himself through presentation of his valid US passport with a photo.

Mr. Duchemin declared that he is not acting on his own behalf but on the basis of power of attorney, dated 25 September 2014, the apostilled original of which is available at the recording and a copy of which is attached to this deed and is hereby certified to be a true copy of the original, on behalf of Biochrom Limited, 22 Cambridge Science Park, Milton Road, Cambridge, CB4 0FJ, England

Biochrom Limited hereinafter
referred to as “Buyer” or as “Biochrom”

The persons appearing requested this deed to be recorded in the English language. The undersigned notary who is in sufficient command of the English language ascertained that the persons appearing are also in sufficient command of the English language. As far as the annexes to this deed are done in the German language, this deed has been recorded in the German language. The undersigned notary, who is in sufficient command of the German language, ascertained that the persons appearing are also in sufficient command of the German language.

After having been instructed by the acting notary, the persons appearing waive their rights to obtain the assistance of a sworn interpreter to obtain a certified translation of this deed.

Prior to the notarisation the notary asked the persons appearing whether he himself, or any person associated with him for the joint exercise of their profession, has in the past acted or is presently acting in a capacity other than of officiating notary in the matter to be notarised. The persons appearing declared that this is not the case.

The notary referred to the fact, that the personal data of the persons appearing will be stored and safed with the aid of computers by the notary and if applicable will be made known to third parties in connection with a notary’s notification duty. The persons appearing consented.

The persons appearing declared as follows requesting it to be notarised:

Share Purchase Agreement
on the Acquisition of All Shares
of Multi Channel Systems MCS GmbH
(hereinafter: “Agreement”)

between

Multi Channel Systems Holding GmbH

hereinafter: “Seller“ or “MCS Holding”

and

Biochrom Limited

hereinafter: “Buyer“ or “Biochrom”

Provisional Remark

1.
The Seller is a limited liability company domiciled in Reutlingen/Germany. The Buyer is a company domiciled in Cambridge, England. The Buyer is active in the field of developing and manufacturing scientific instruments.

2.
The Seller is the sole shareholder of Multi Channel Systems MCS GmbH (hereinafter: “MCS”). MCS is a globally operating undertaking which develops precise scientific measuring instrumentation in the field of electrophysiology.

3.	The Seller intends to sell to the Buyer all of the shares in Multi Channel Systems MCS GmbH. The Buyer intends to acquire these shares (hereinafter: „Transaction“).

This having been said, the parties agree as follows:

To simplify the notarization the parties made a reference deed (Roll of Deeds no. 1080/2014-B of the notary public Rudolf Bezler with his official seat in Stuttgart-Bad Cannstatt) on 30 September 2014 (hereinafter: „Reference Deed“). Unless expressly provided otherwise Annexes in this Agreement are subject of the Reference Deed, which is available in the original. All parties involved herewith confirm the power of attorney stated by Mrs. Stefanie Groß and Mr. Oliver Härer in the Reference Deed. For the sake of precaution, they hereby approve all declarations issued by Mrs. Stefanie Groß and Mr. Oliver Härer in the Reference Deed on their behalf as well as the entire contents of the Reference Deed in all parts and towards all parties involved. The Parties declare that the contents of the Reference Deed with all Annexes, the original of which was available in the official recording and is incorporated here by reference, is known to them. After instruction about the meaning of referencing, the Parties involved explicitly waived the reading and the inclusion of the Reference Deed to the Deed present today.

Table of Contents

Provisional Remark		4
List of Defined Terms		6
List of Annexes		9
1.	Corporate Status	10
2.	Sale and Transfer of the MCS-Shares	10
3.	Purchase Price, Payment of the Purchase Price	10
4.	Escrow	14
5.	Closing	15
6.	Closing Date Financial Statement	16
7.	Independent Guarantee of the Seller	18
8.	Legal Consequences of Violation of Seller’s Guarantees, Covenants, Excluded Liabilities and Procedure	27
9.	Taxes	29
10.	Exclusion and Limitation of Liability	33
11.	Prohibition of Competition	37
12.	Buyer’s Guarantees and Further Obligations of the Buyer	37
13.	Confidentiality and Press Releases	39
14.	Costs and Sales Taxes	40
15.	Notices	40
16.	Final Provisions	41
17.	Severability	42
18.	Power of attorney	42

List of Defined Terms

3rd Quarter Subsidies	12
Accounting Principles	17
Adverse Effect	25
Agreement	4
Bank Workday	44
Buyer's Account	40
Buyer’s Guarantee(s)	14
Cash	12
Closing	16
Closing Date	16
Closing Date Financial Statement	17
Company Expenses	27
Direct Claim Response Period	30
Direct Claims	30
Enterprise Value	11
Escrow Account	14
Escrow Agreement	14
Escrow Amount	13
Escrow Bank	14
Estimated Purchase Price	13

Excluded Liability	29
Exempt Amount	38
Expert Arbitrator	18
Final Claims	15
Financial Liabilities	11
Fundamental Representatons	38
Important Agreements	21
Indebtedness	26
Initial Cash Payment Amount	13
Key Personnel	23
Legal Term(s)	45
Liability	25
Material Adverse Effect	25
Matsushita	21
Maximum Liability Amount	38
MCS	4
MCS-Accounts	20
MCS-Shares	10
Negotiation Period	30
Notice(s)	43
Payment Confirmation	13
Provisional Calculations	17

Provisional Purchase Price Calculation	17
Purchase Price	11
Purchase Price Adjustment	13
Seller’s Account	14
Seller’s Guarantee(s)	19
Subsidies	23
Tax Advantage	32
Tax Authority/ies	31
Tax Dispute	35
Tax Indemnification	31
Tax Procedure	34
Taxes	31
Third-Party Claims	30
Total Exempt Amount	38
Transaction	4
Working Capital	12

List of Annexes

Annex	Content
4.1.2	Escrow Agreement
5.2.1.1	Lease Agreement
5.2.1.2	Resolution of the shareholder of MCS declaring the formal approval of the actions
5.2.1.3	Managing Director contracts
5.2.2	Resolution of the shareholders of MCS (Entlastung und Generalbereinigung)
7.2.1	Articles of Association of MCS
7.4.2	List of the real estate rented or leased by MCS
7.6.1	List of the patents, marks and other registered property rights
7.7.2	List of the Important Agreements
7.7.5	License agreements with HiQScreen Sàrl and NMI Naturwissenschaftliches und Medizinisches Institut an der Universität Tübingen
7.10	List of subsidies
7.11.1	List of all employees of MCS
7.11.2	List of Key-Personnel
7.12.1	List of property and third-party liability insurance
7.18	Indebtedness
10.2.2	Documents disclosed in the data room

1.	Corporate Status

1.1	Multi Channel Systems MCS GmbH

1.1.1
Multi Channel Systems MCS GmbH (hereinafter: “MCS“) is a limited liability company incorporated under German law, domiciled in Reutlingen and registered in the Commercial Register of the Local Court of Stuttgart under HRB 382616.

1.1.2	The share capital of MCS is 50.000 DM (in words: fifty thousand German marks) and is divided up into the following shares, completely held by the Seller as follows:

1.1.2.1	One share in the nominal amount of 25.000 DM (in words: twentyfivethousand German marks), no. 1 of the list of shareholders of 31.07.2014 recorded by the Commercial Register,

1.1.2.2	One share in the nominal amount of 25.000 DM (in words: twentyfivethousand German marks), no. 2 of the list of shareholders of 31.07.2014 recorded by the Commercial Register,

1.1.3	All shares in MCS held by the Seller are also jointly referred to hereinafter as „MCS-Shares“.

2.	Sale and Transfer of the MCS-Shares

2.1	Sale and Transfer of the MCS-Shares

The Seller hereby sells (verkauft) to the Buyer, who accepts this, in accordance with the provisions of this Agreement and, subject to the condition precedent (aufschiebende Bedingung) of (i) the complete payment of the Initial Cash Payment Amount to the Seller’s Account and (ii) the complete payment of the Escrow Amount to the Escrow Account, hereby transfers (tritt ab) the MCS-Shares held by it and described in Clause 1.1.2, as they exist at the time of the Closing Date.

The parties shall immediately notify the undersigned notary about the fulfilment of the conditions precedent. The parties jointly instruct the undersigned notary to file a new list of shareholders (Liste der Gesellschafter) to the commercial register after the fulfilment of the conditions precedent. Mr. Boven and Mr. Möller both waiver their individual right as managing director to file a new list of shareholders to the commercial register due to the transfer of shares recorded in this deed.

2.2	Entitlement to Profits

The MCS-Shares are sold and, subject to the condition precedent of the occurrence of (i) the complete payment of the Initial Cash Payment Amount to the Seller’s Account and (ii) the complete payment of the Escrow Amount to the Escrow Account, transferred with all rights and duties relating to them (including the rights to any undistributed but distributable profits).

3.	Purchase Price, Payment of the Purchase Price

3.1	Purchase Price

 The Purchase Price for the MCS-Shares is equivalent to

3.1.1	the amount of the Enterprise Value of MCS (Clause 3.2.1),

3.1.2	minus the sum of the Financial Liabilities of MCS (Clause 3.2.2),

3.1.3	plus the sum of the Cash of MCS (Clause 3.2.2.3),

3.1.4	minus any deficit or, as the case may be, plus any excess Working Capital of MCS (Clause 3.2.4).

The amount determined in this way is referred to as the „Purchase Price“.

3.2	Calculation of the Purchase Price

3.2.1	The Enterprise Value is 7.500.000 € (in words: seven million fivehundredthousand Euro).

3.2.2	Financial Liabilities are

3.2.2.1
bonds (Anleihen) within the meaning of with sec. 266 para. 3 lit. C no. 1 HGB and liabilities from warrants and convertible bonds and other bonds (Wandel-, Options- und sonstige Schuldverschreibungen) as well as participatory notes (Genussscheine) of any kind;

3.2.2.2	liabilities to banks (Verbindlichkeiten gegenüber Kreditinstituten) within the meaning of sec. 266 para. 3 lit. C no. 2 HGB;

3.2.2.3	notes (Wechselverbindlichkeiten) payable within the meaning of sec. 266 para. 3 lit. C no. 5 HGB with the exception of trade payables (Verbindlichkeiten aus Lieferung und Leistung);

3.2.2.4	liabilities to affiliated undertakings (Verbindlichkeiten gegenüber verbundenen Unternehmen) within the meaning of sec. 266 para. 3 lit. C no. 6 HGB, with the exception of trade payables;

3.2.2.5	all interest and fees accrued but not paid up to the Closing Date in connection with the positions named in Clauses 3.2.2.1 to 3.2.2.4, to the extent not already covered there.

3.2.2.6	provisions for taxes

3.2.2.7	Any liability or payment obligation other than those listed under Clauses 3.2.2.1 to 3.2.2.6 having the same commercial effect as a borrowing or other form of financing.

3.2.3	Cash is

3.2.3.1
cash in hand (Kassenbestand), cash deposited with the Central Bank (Bundesbankguthaben) or with other banks (Guthaben bei Kreditinstituten) and cheques within the meaning of sec. 266 para. 2 lit. B IV HGB, including time deposits (Festgelder);

3.2.3.2	securities held as fixed assets (Wertpapiere des Anlagevermögens) within the meaning of sec. 266 para. 2 lit. A III no. 5 HGB;

3.2.3.3	other securities (Sonstige Wertpapiere) within the meaning of sec. 266 para. 2 lit. B III no. 3 HGB;

3.2.3.4
claims against affiliated undertakings within the meaning of sec. 266 para. 2 lit. B II no. 2 HGB (Forderungen gegen verbundene Unternehmen) with the exception of trade receivables (Forderungen aus Lieferung und Leistung);

3.2.3.5	refund claims against tax authorities;

3.2.3.6
public grants (Zuschüsse) or other public subsidies (Subventionen) that become due on or after the Closing Date and that MCS is entitled to for its work in the third quarter of 2014 (hereinafter: “3rd Quarter Subsidies”.

3.2.3.7
positions which – going beyond the positions named in Clauses 3.2.3.1 to 3.2.3.5 – are financially equivalent to a loan-based claim (Forderung aus Kreditvergabe) or to a claim based on some other form of financing (sonstige Finanzierungsform).

3.2.4
The deficit to be deducted according to Clause 3.1.4 is the amount of the difference by which the Working Capital falls short of the amount of 1.400.000 € (in words: one million fourhundredthousand Euro). The excess amount to be added according to Clause 3.1.4 is the amount of the difference by which the Working Capital exceeds the amount of 1.400.000 € (in words: one million fourhundredthousand Euro).

3.2.5	Working Capital is:

3.2.5.1	The sum of

3.2.5.1.1	inventories (Vorräte) within the meaning of sec. 266 para. 2 lit. C I HGB,

3.2.5.1.2	trade receivables (Forderungen aus Lieferung und Leistung) within the meaning of sec. 266 para 2 lit. B II no. 1 – no. 3 HGB,

3.2.5.2	minus the sum of

3.2.5.2.1	down payments received for orders (Erhaltene Anzahlungen auf Bestellungen) within the meaning of sec. 266 para. 3 lit. C no. 3 HGB,

3.2.5.2.2	trade payables (Verbindlichkeiten aus Lieferung und Leistung) within the meaning of sec. 266 para 3 lit. C no. 4.

3.2.5.2.3	in each case unless the respective position constitutes a Financial Liability (Clause 3.2.2) or cash (Clause 3.2.3).

3.2.6	The positions described in Clauses 3.2.2 to 3.2.4 are to be shown in each case with the amounts shown for them in the Closing Date Financial Statement.

3.3	Estimated Purchase Price; Payment of the Estimated Purchase Price; Initial Cash Payment Amount, Escrow Amount

3.3.1	The parties concurrently estimate the Purchase Price at 9.000.000 € (in words: nine million Euro) (hereinafter: „Estimated Purchase Price“).

3.3.2
The Initial Cash Payment Amount is 90 (ninety) percent of the Estimated Purchase Price (8.100.000 €, in words: eight million onehundredthousand Euro). The Estimated Purchase Price is to be paid on the Closing Date to the Seller’s Account in accordance with Clause 3.6.1.

3.3.3	The Escrow Amount is 10 (ten) percent of the Estimated Purchase Price (900.000 €, in words: ninehundredthousand Euro). The Escrow Amount is to be paid on the Closing Date to the Escrow Account.

3.3.4
Seller shall instruct the bank maintaining Seller’s Account and the parties shall jointly instruct the bank maintaining the Escrow Account to confirm immediately upon receipt of payment of sums equal to the Initial Cash Payment Amount and the Escrow Amount respectively such receipt by telefax to OPPENLÄNDER RECHTSANWÄLTE Partnerschaft mbB (hereinafter. “Payment Confirmation”).

3.4	Purchase Price Adjustment

3.4.1
In case the final Purchase Price determined in accordance with Clause 8 (i) exceeds or (ii) falls short of the estimated Purchase Price, the amount of the difference (hereinafter: „Purchase Price Adjustment“) is to be paid within ten Bank Workdays after the Provisional Calculations have become binding, in case (i) by the Buyer and in case (ii) by the Seller to the other contracting party.

3.4.2
The parties are obliged before the Provisional Calculations become binding to make down payments towards the Purchase Price Adjustment within ten Bank Workdays as soon and insofar as their obligation to pay a Purchase Price Adjustment is undisputed also in view of any objections in accordance with Clause 6.4.

3.5	Interest

The Estimated Purchase Price and any Purchase Price Adjustment shall bear interest in each case from the Closing Date up to and including the day of payment at the rate of interest named in Clause 16.4.

3.6	Payment Modalities

3.6.1
Payments to be made by the Buyer to the Seller on the basis of this Agreement must be made by the Buyer, except as otherwise provided for in this Agreement, in Euro by transfer free from costs and fees, credit entry on the same day, to the Seller's following account (hereinafter: „Seller’s Account“):

Kreissparkasse Tübingen
Account no. 2789439
IBAN: DE21641500200002789439
BLZ: 641 500 20
SWIFT-ID: SOLADES1TUB

3.6.2
Payments to be made by the Seller to the Buyer on the basis of this Agreement must be made by the Seller, except as otherwise provided for in this Agreement, in Euro by transfer free from costs and fees, credit entry on the same day, to the Buyer's following account (hereinafter: „Buyer's Account“):

account no. 55956899
with Barclays Bank plc
IBAN: GB90 BARC 2017 3555 9568 99
SWIFT-ID: BARCGB22

3.7	No Set-Off, No Right of Retention

The Buyer's right to set off claims from the Seller's Purchase Price claims and/or to exercise a right of retention is expressly excluded unless the Buyer's counter-claim in question is undisputed or has been awarded to the Buyer by a final and unchallengeable decision.

3.8	VAT

The parties concurrently assume that no VAT (or comparable foreign tax) will be payable for the Transaction provided for in this Agreement.

4.	Escrow

4.1	Escrow Account

4.1.1
Seller and Buyer have signed the Escrow Agreement in Annex 4.1.2 (hereinafter: „Escrow Agreement“) with Bankhaus Ellwanger & Geiger (hereinafter: “Escrow Bank”) and the Escrow Bank has opened a separate Escrow Account designated as such in the name of the Escrow Bank (hereinhafter: the “Escrow Account”) to receive payment by the Buyer of the Escrow Amount.

4.1.2
The funds in the Escrow Account shall serve as collateral for the Buyer with respect to any claims of the Buyer against the Seller rising out of or in connection with this Agreement. Unless provided otherwise in this Agreement, the Escrow Account shall be subject to the terms and condition agreed upon between the Seller and the Buyer on one side and the Escrow Bank on the other side in the Escrow Agreement.

4.2	Interests, Fees and Expenses

Interest accrued on the Escrow Account shall be added to, and considered to be part of, and fees and expenses of the Escrow Bank shall be deducted from, the Escrow Amount.

4.3	Releases from Escrow Account

4.3.1	The Escrow Bank shall be instructed to release any funds of the Escrow Account only

4.3.1.1	in accordance with corresponding (übereinstimmenden) or joint written instructions from the Seller and the Buyer; or

4.3.1.2
to the Buyer in such amount in which payment claims of the Buyer against the Seller in connection with this Agreement have been adjudicated by final court judgement (rechtskräftiges gerichtliches Urteil), including any final judgement on costs (Kostenfestsetzungsbeschluss), in each case upon presentation by the Buyer of an original (Ausfertigung) of the respective jugdement; or

4.3.1.3	according to 4.4.

4.4	Final Release

4.4.1	Within 18 months after the Closing Date, the Escrow Bank shall release to Seller the funds then remaining in the Escrow Account after deduction of

4.4.1.1	the outstanding fees of the Escrow Bank; and

4.4.1.2
the amounts of any outstanding payment claims that the Buyer has asserted against the Seller by way of a duly filed complaint plus  a surcharge of 10 (ten) percent of the outstanding payment claim serving as collateral for the costs of the proceedings (hereinafter: “Final Claims”).

4.4.2
The funds remaining in the Escrow Account after such release shall be released by the Escrow Bank according to Clause 4.3.1.2 or to the Seller in the amounts of any Final Claims that have been denied by final court judgement, upon presentation by the Seller of an original (Ausfertigung) of the respective jugdement.

4.4.3
Any amount remaining in the Escrow Account after (i) the competent courts have finally decided about all Final Claims and (ii) all releases according to Clause 4.3.1.2 have been made, shall be released to the Seller.

5.	Closing

5.1	Closing

5.1.1
The consummation of the Transaction shall take place simultaneously with the execution of this Agreement on the date hereof (hereinafter: „Closing“). At the Closing the parties must take the closing actions provided for in Clause 5.2.

5.1.2	The day on which the Closing actually takes place is referred to as the „Closing Date“.

5.1.3
The Closing will take place in the offices of OPPENLÄNDER Rechtsanwälte Partnerschaft in Stuttgart (Börsenplatz 1, 70174 Stuttgart) at 1st October 2014, 9:00 o’clock CET unless the parties agree on some other place and/or time.

5.2	Closing Actions

5.2.1.1	The Seller gives the Buyer the written and duly signed lease agreement between MCS and Seller of the real estate property Aspenhaustraße 21 in 72770 Reutlingen attached as Annex 5.2.1.1

5.2.1.2
The Seller gives the Buyer the copy of the written resolution of the shareholder of MCS declaring the formal approval of the actions of (i) Karl-Heinz Boven and (ii) Andreas Möller for their entire term of office as managing director of MCS (Entlastung) and waiving all potential claims of MCS for whatever legal reason, whether known or unknown (Generalbereinigung) attached as Annex 5.2.1.2.

5.2.1.3
The Seller gives the Buyer the written and duly signed Managing Director contracts agreements (Geschäftsführeranstellungsverträge) between MCS and (i) Karl-Heinz Boven as well as (ii) Andreas Möller in accordance with Annex 5.2.1.3.

5.2.1.4	The Buyer pays the Initial Cash Payment Amount according to Clause 3.3.2 to the Seller’s Account named in Clause 3.6.1.

5.2.1.5	The Buyer pays the Escrow Amount according to Clause 3.3.3 to the Escrow Account.

5.2.2
Immediately after the transfer of the MCS-Shares becomes effective and a new list of shareholders of MCS has been recorded by the Commercial Register (Aufnahme im Handelsregister), the Buyer shall give the Seller a copy of a written resolution of the shareholders of MCS declaring the precautionary renewed formal approval of the actions until the Closing Date of (i) Karl-Heinz Boven and (ii) Andreas Möller and waiving all potential claims of MCS resulting from the time until the Closing Date for whatever legal reason, whether known or unknown (with the exeption of claims resulting from this Agrement (especially resulting from Annex 5.2.1.3)) in accordance with Annex 5.2.2.

6.	Closing Date Financial Statement

6.1	Provisional Calculations

6.1.1
The Seller shall without undue delay and in no case later than 120 days after the Closing Date prepare in accordance with Clause 6.2 a financial statement of MCS as of the Closing Date which shall only set forth

6.1.1.1	the Financial Liabilities,

6.1.1.2	the Cash and

6.1.1.3	the Working Capital

(hereinafter “Closing Date Financial Statement”) and calculate the Purchase Price (hereinafter: “Provisional Purchase Price Calculation”).

6.1.2	The Closing Date Financial Statement and the Provisional Purchase Price Calculation are together referred to hereinafter as „Provisional Calculations“.

6.1.3	The Seller will send the Provisional Calculations to the Buyer without undue delay after they have been prepared.

6.2	Accounting Principles

6.2.1
The Closing Date Financial Statement must be prepared in accordance with the principles of formal and substantive balance sheet continuity, maintaining all valuation methods and exercising as in the past all rights to capitalize or report as a liability in accordance with the applicable provisions of German law (principles of proper accounting in accordance with the German Commercial Code - " HGB").

6.2.2	In case of contradictions balance sheet continuity prevails.

6.2.3	The principles and priorities referred to in Clauses 6.2.1 and 6.2.2 are referred to jointly as the „Accounting Principles“.

6.3	Review of the Provisional Calculations by the Buyer

The Buyer has the right to check the Provisional Calculations and to have them reviewed by an auditor of its choice. The duration of the review must not exceed twenty Bank Workdays counting from the day on which the Provisional Calculations are delivered to the Buyer.

6.4	Objections; Binding Force of the Provisional Calculations

6.4.1
Objections against the Provisional Calculations must be addressed in writing to the Seller within the 20-day period according to Clause 6.3, stating the main reasons for the objections. If the Buyer lets this period of time pass without raising any objections, the Provisional Calculations shall be binding upon the parties.

6.4.2
If the Buyer informs the Seller within the 20-day period according to Clause 6.3 of objections against the Provisional Calculations, the parties will in good faith endeavour to reach an agreement within one calendar month from receipt of the objections on how to deal with the objections. If and insofar as such an agreement is reached, its results will be reflected in the Provisional Calculations, which shall then upon mutual recognition and approval be binding upon the parties.

6.5	Expert Arbitrator Proceedings

6.5.1
If the parties cannot reach an agreement on the treatment of the objections within the one-month period according to Clause 6.4.2, they must jointly appoint an expert arbitrator (Schiedsgutachter) (hereinafter „Expert Arbitrator“) within one week after the expiry of that period.

6.5.2
The Expert Arbitrator checks with regard to the points disputed between the parties whether the principles and derivations named in Clauses 6.1 and 6.2 were observed in preparing the Provisional Calculations. The Expert Arbitrator is to give every party a reasonable opportunity to put forth their views in writing and at one or several meetings to be held with the parties and their advisors. For this purpose he must deliver a written opinion, prepared at his equitable discretion, within 30 Bank Workdays after his opinion; this opinion shall be binding upon the parties. The Expert Arbitrator must state the reasons for his decision in view of all points disputed between the Seller and the Buyer. The Expert Arbitrator must incorporate the result of the opinion into the Provisional Calculations which shall then be binding upon the parties as thus amended.

6.5.3
If the parties do not agree on the appointment of an Expert Arbitrator within one week after the expiry of the one-month period according to Clause 6.5.1, the Expert Arbitrator will be appointed at the request of the Seller and/or the Buyer by the President of the Chamber of Industry and Commerce of Stuttgart.

6.5.4
The costs and expenses for the Expert Arbitrator and the expert arbitrator's proceedings will initially be paid and shared equally by the parties. Both shall bear their own costs and the costs of their advisors themselves.

6.5.5
The Expert Arbitrator shall take a final and binding decision on the allocation of his costs and expenses at his equitable discretion, taking into consideration his decision and the parties' original positions and motions in accordance with sec. 91 ZPO (German Code of Civil Procedure).

6.6	Access to Information

6.6.1
The Buyer must ensure that the Seller and the Expert Arbitrator will at any time after the Closing Date (i) receive all information and documents which are necessary for the purposes of this Clause 6 in the assessment of the afore-mentioned persons, and (ii) will for the purposes of this Clause 6 receive unrestricted access to all sources of information, including the management and employees of the undertakings relevant to the Closing Date Financial Statement and the calculation according to Clause 6.1.1.

6.6.2	Both Parties shall ensure that all documents and data made available to the Expert Arbitrator shall also be made available to the respective other Party.

6.6.3	The Buyer must also ensure that the Expert Arbitrator is given unrestricted access to earlier annual financial statements of MCS.

7.	Independent Guarantee of the Seller

7.1	Form and Scope of the Seller's Guarantee

The Seller hereby declares to the Buyer in the form of an independent guarantee in accordance with sec. 311 para. 1 BGB (selbständiges Garantieversprechen) and, subject to the application of Clauses 8 and 10 and of the other provisions of this Agreement, that the statements in accordance with Clauses 7.2 to 7.18 (together the „Seller’s Guarantees“ and each a „Seller’s Guarantee“) are complete and accurate as of Closing Date except where a different reference point in time is named hereinafter. The partners agree that the Seller’s Guarantees are neither quality agreements within the meaning of sec. 434 para. 1 BGB (Beschaffenheitsvereinbarungen) nor guarantees for the quality of the thing within the meaning of secs. 443, 444 BGB (Garantien für die Beschaffenheit der Sache).

7.2	Corporate Situation and Seller's Powers and Rights

7.2.1
The statements made in Clause 1 regarding MCS are accurate. MCS was properly incorporated in accordance with the applicable law. Annex 7.2.1 contains the current articles of association (Satzung) of MCS.

7.2.2
The MCS-Shares were validly issued and the related contributions to the fixed and share capital have been fully made and not repaid. The shares named in the preceding sentence are free from any encumbrances and other third-party rights. There are no preferential purchase rights, options, voting rights agreements or other third-party rights in view of the acquisition of MCS-Shares. There is no agreement or commitment entered into by the Seller or MCS to create any of the forementioned rights.

7.2.3	The Seller has the right to freely dispose of the MCS-Shares, especially without thereby violating any third-party rights.

7.2.4
No insolvency (or comparable) proceedings were applied for or opened against MCS. MCS is neither illiquid (zahlungsunfähig) nor over-indebted (überschuldet) nor facing impending illiquidity (drohend zahlungsunfähig). To the Seller’s Knowledge no circumstances exist which would make it necessary for MCS to apply for the opening of insolvency or comparable preoceedings before the Closing Date.

7.2.5	MCS did not and does not hold any shares in other companies or subsidiaries.

7.2.6	MCS did not and does not have silent partners (stille Gesellschafter).

7.3	Annual Financial Statements

The Seller has given the Buyer the unaudited annual financial statements of MCS for the business year 2012/2013 as well as the unaudited annual financial statements of MCS for the business year 2013/2014 (hereinafter: „MCS-Accounts“). The MCS-Accounts were prepared in accordance with the principles of proper accounting (Grundsätze ordnungsgemäßer Buchführung) and show the assets and the financial and earnings situation of MCS on the balance-sheet date in conformity with all essential aspects of the actual situation and circumstances in accordance with sec. 264 para. 2 HGB.

7.4	Real Estate

7.4.1	MCS did not and does not own any real estate.

7.4.2	Annex 7.4.2 contains a list of the real estate rented or leased by MCS.

7.5	Other Assets

7.5.1
MCS is the owner or rightful user of the essential tangible fixed assets (Wesentliche Gegenstände des materiellen Anlagevermögens) shown in the Annual Financial Statements as of 31.07.2014 (Jahresabschluss zum 31.07.2014), unless these were sold after 01.08.2014 in the ordinary course of business.

7.5.2
The tangible fixed assets or current assets (Gegenstände des Anlage- oder Umlaufvermögens) owned or rightfully used by MCS are free from any encumbrances and other third-party rights, with the exception of

7.5.2.1	retentions of title (Eigentumsvorbehalte), contractual or statutory rights of lien (Pfandrechte) and other security rights (andere Sicherungsrechte) created in the ordinary course of business;

7.5.2.2	encumbrances or third-party-rights which do not severely impair the continuation of the current business operations of MCS;

7.5.2.3	statutory liens and security rights (gesetzliche Pfand- und Sicherungsrechte);

7.5.2.4	the expectant right (Anwartschaftsrecht) of NMI Naturwissenschaftliches und Medizinisches Institut an der Universität Tübingen to acquire title in the plasma plant CVD-Domino Spezial.

7.6	Industrial Property Rights

7.6.1
Annex 7.6.1 contains a list of the patents, trade marks and other registered property rights which are essential to the business operations of MCS (together the „Industrial Property Rights“) and are owned by or licenced to MCS. All these Industrial Property Rights are valid and enforceable and no licence, payment or indemnity obligations to third parties with respect thereto exist. No other industrial property rights except those listed in Annex 7.6.1 are required to continue the business operations of MCS. The know-how that is required to continue MCS’s business operations is not legally protected.

7.6.2
The Industrial Property Rights are neither the subject matter of any judicial or administrative procedure in which the validity of the Industrial Property Rights is contested, nor are the Industrial Property Rights to the Seller’s Knowledge being violated by or violating any third party to any significant extent.

7.6.3	All payments necessary to maintain the Industrial Property Rights have been made and all necessary applications for extensions have been filed.

7.6.4	To the Seller’s Knowledge Matsushita Electric Industrial Co (hereinafter: “Matsushita”) has not pursued its extrajudicial claim for license fees against MCS since 2006.

7.6.5
MCS has to the Seller’s Knowledge exclusive and unrestrictive rights to all inventions and developments which were made by its officers, managing directors, employees, freelance workers, service providers, subcontractors and other third parties which arose in connection with a job or an engagement for MCS. MCS has essentially exercised all material (grundlegenden) rights under the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) and fulfilled all obligations thereunder.

7.7	Important Agreements

7.7.1
MCS is not obliged from any surety (Bürgschaften), assumption of or accession to debt (Schuldübernahmen oder Schuldbeitritte), comfort letters (Patronatserklärungen) and other obligations assumed for third-party liabilities

7.7.2
Annex 7.7.2 contains a list of the agreements between MCS and a third party which fall under at least one of the following criteria and the principal obligations (Hauptleistungspflichten) of which have not yet been fully performed (hereinafter: „Important Agreements“):

7.7.2.1	credit and other loan agreements, bonds, credit notes and other kind of outside financing which obliges MCS to pay at least 5.000 € (in words: five thousand Euro);

7.7.2.2	guarantees (Garantien), which impose an obligation upon MCS of at least 5.000 € (in words: five thousand Euro);

7.7.2.3	cooperation agreements (Kooperationsverträge) on research projects;

7.7.2.4
legal relationships involving recurrent obligations other than those covered by Clauses 7.7.2.1 – 7.7.2.3 insofar as they impose annual payment obligations upon MCS in excess of 5.000 € (in words: five thousand Euro) and cannot be terminated with effect before 31.12.2015.

7.7.3
All Important Agreements are valid and binding to the Seller’s Knowledge. MCS has not received notice to terminate an Important Agreement. To the Seller’s Knowledge, MCS is not in breach of duty under an Important Agreement or is in default of performance of such a duty in such way that the other party to the agreement has the right to terminate the agreement concerned for cause.

7.7.4
Annex 7.7.4 contains the amount payable by MCS to the Seller, effective on Closing Date, required to fully settle the existing clearing account (Verrechnungskonto) between MCS and the Seller. Besides that no shareholder loans or loans by either Karl-Heinz Boven or Andreas Möller to MCS exist.

7.7.5	Annex 7.7.5 contains the complete license agreements with HiQScreen Sàrl and NMI Naturwissenschaftliches und Medizinisches Institut an der Universität Tübingen.

7.7.6	To the Seller’s Knowledge MCS was not and is not a party to any anti-competitve agreements (wettbewerbsbeschränkende Vereinbarungen).

7.7.7	MCS is not a party to any agreement containing a penalty clause (Vertragsstrafe).

7.8	No Pending Business Transactions

MCS is not a party to any agreement concerning

7.8.1	the acquisition of participations in other undertakings

7.8.2	the formation of joint ventures

7.8.3	the acquisition of real estate or land rights.

7.9	Product Liability

7.9.1	Since MCS’s formation no recall (Rückrufaktion) of MCS’s products occured.

7.9.2	The products designed, manufactured or distributed by MCS do to the Seller’s Knowledge not suffer from any defects which could give rise to any product liability or warranty claim.

7.10	Subsidies

Annex 7.10 contains a list of all public grants (Zuschüsse) or other public subsidies (Subventionen) (hereinafter: „Subsidies“) received by MCS within the period of three years prior to the Closing Date. No subsidies other than those listed in Annex 7.10 have been granted to MCS within the period of three years prior to the Closing Date. MCS has applied for, obtained and used the Subsidies always in compliance with all applicable legal requirements. To the Seller’s Knowledge in the past until the Closing Date all conditions and requirements (Auflagen und Nebenbestimmungen) of the allocation decisions were fulfilled. No proceedings regarding a revocation or withdrawal of Subsidies have been initiated and there are to the Seller’s Knowledge no circumstances, which would justify the initiation of such proceeding. For the avoidance of doubt: The Seller does not give any guarantee or representation according to which the conclusion or consummation of this Agreement does not justify or will not result in the initiation of such a proceeding. The risk that Subsidies might be revoked, withdrawn or that Subsidies will have to be paid back by MCS as a result of this Transaction is solely borne by the Buyer.

7.11	Employment Matters

7.11.1
Annex 7.11.1 contains a list of all employees of MCS, stating the (i) fixed base salary in each case, (ii) any fringe benefits (Nebenleistungen), (iii) any variable remuneration, (iv) the age, (v) the duration of employment by MCS, (vi) the number of days of vacation entitlement as well as (vii) special protection against dismissal (Sonderkündigungsschutz).

7.11.2
Annex 7.11.2 contains a list of those employees who are of greater significance for the economic success of MCS (hereinafter: „Key Personnel“). No member of the Key Personnel has given notice to terminate his or her employment contract.

7.11.3	MCS is not bound to any collective agreements (Tarifverträge) and other similar agreements with trade unions, works councils and similar bodies.

7.11.4	MCS is not a member of any employer association (Arbeitgeberverband).

7.11.5	A works council (Betriebsrat) does not exist.

7.11.6	MCS is not obliged from any pension obligations (Pensionszusagen) to any former or current managing directors or employees.

7.11.7	No employee of MCS was awarded power of attorney (Prokura) or any other legal authority (rechtsgeschäftliche Vollmacht).

7.11.8	No collective dismissals (Massenentlassungen), social plans (Sozialplan), measures of short-time work (Kurzarbeit), strikes (Streik) or lockouts (Aussperrungen) took place at MCS.

7.11.9	At an average no employee of MCS has more than 10 hours overtime (mehr als 10 Überstunden).

7.11.10
MCS is not obliged from any claims of the employees regarding any company practices or other general undertakings by employer (betriebliche Übung oder Gesamtzusagen). This guarantee does not apply to extra payments which depend on the economic success of MCS.

7.11.11
MCS has, subject to Clause 9.2.2, fulfilled in the past until the Closing Date all duties regarding the social security contributions as well as all taxes (with the exception of social security contribution and taxes relating to the salaries for September 2014) with respect to all employees, trainees, etc.

7.12	Insurance

7.12.1
Annex 7.12.1 contains a list of important property and third-party liability insurance (Sach- und Haftpflichtversicherungen) contracts concluded in favour of MCS. All due insurance premiums have been duly paid. To the Seller’s Knowledge no circumstances exist which could make any such insurance invalid.

7.12.2	Since the formation of MCS no risk insured by MCS which exceeded the amount of 100.000 € materialised.

7.13	Legal Disputes

7.13.1
No court proceedings (Gerichtsverfahren), arbitration proceedings (Schiedsverfahren) or administrative proceedings (Verwaltungsverfahren) are pending in which MCS is involved or which involve a sum in dispute or value in excess of 5.000 €. MCS has not been warned in writing that such proceedings may be opened.

7.13.2
No criminal or administrative offence proceeding (Straf- oder Ordnungswidrigkeitenverfahren) against MCS, its organs or employees, related to MCS’s business operation, was performed or to the Seller’s Knowledge initiated.

7.14	Permits and Approvals

MCS (i) has all permits and approvals under applicable public law (nach anwendbarem öffentlichen Recht) which are of essential significance to their business operations and necessary to continue their business operations and (ii) conducts its business operations essentially in compliance with all essential provisions of those provisions of the permits and approvals under public law whose non-observance would severely impair the admissibility of the business activities (Zulässigkeit der Geschäftstätigkeit) of MCS.

7.15	Continuation of the Business

The business of MCS was conducted in the time from January 1st 2014 up to the Closing Date in the ordinary course of business and essentially in the same manner as before. There were no major adverse changes in view of the business activities and since January 1st 2014 there has not been any Material Adverse Effect. “Material Adverse Effect” means any change, event, development, occurrence, state of facts or effect each (hereinafter: “Adverse Effect”) that, individually or in the aggregate, is materially adverse to, or could reasonably be expected to have a material adverse effect on, the business, operations, value, cash flows, assets, liabilities, prospects, financial condition or operating results of MCS, or that materially impairs or delays the consummation of the transactions contemplated by this Agreement, excluding (i) the effect of any change in the Federal Republic of Germany, the United States or foreign economies or securities or financial markets in general; (ii) the effect of any change that affects any industry in which MCS operates; and (iii) the effect of any change arising in connection with earthquakes, hurricanes, tornadoes, epidemics, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof or other force majeure events occurring after the date hereof, except, in each case, if the effect on MCS is disproportionate to the effect on other participants in the industry in which MCS operates. Any Adverse Effect shall be considered material only if its financial impact exceeds 250.000 € (in words: twohundredfiftythousand EURO) in any individual case or 300.000 € (in words: threehundredthousand EURO) in the aggregate.

In particular, in the time from January 1st 2014 up to the Closing Date, MCS

7.15.1	did not issue any shares to any third parties or grant them any other participations;

7.15.2	made no major investments and created no contractual obligations outside the ordinary course of business.

7.15.3	did not acquire or sell any fixed assets (Gegenstände des Anlagevermögens) except in the ordinary course of business and subject to market conditions;

7.15.4	granted no loans to any third parties outside the ordinary course of business;

7.15.5	made no major amendments to the contractual conditions (including the remuneration) for the Key Personnel outside the ordinary course of business;

7.15.6	made no major amendments to the invoicing of customers and the collection of revenues.

7.16	Environment

To the Seller’s Knowledge MCS will not incur any responsibility or liability due to environmental contamination or pollution that occurred at MCS’s sites prior to the Closing Date.

7.17	Absence of Undisclosed Liabilities.

“Liability” means means any accrued (entstandenen) liability, debt, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action, or other loss (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether known or unknown, asserted or unasserted (geltend gemacht oder nicht geltend gemacht), liquidated or unliquidated (beziffert oder unbeziffert) and regardless of when asserted, cost or expense relating thereto but in each case with the execption of prospective liabilities (betagte Verbindlichkeiten) but with the counter-exception of deferred (gestundeten) liabilities. MCS does not have any Liabilities except for

7.17.1	Liabilities to the extent reflected in the annual financial statement of MCS for the business year 2013/2014,

7.17.2	Liabilities of which have arisen since the date of the beginning of the business year 2014/2015 in the ordinary course of business and consistent with past practice and

7.17.3	contractual Liabilies incurred in the ordinary course of business, which are not required to be recorded on a balance sheet according to the German Commercial Code and

7.17.4	Liabilities described in Annex 7.18 and

7.17.5
other Liabilities mentioned in this Agreement (especially Financial Liabilities, deductions from the Working Capital according to Clause 3.2.5.2 and claims that constitute on indemnification claim of the Buyer under this Agreement.

7.18	Indebtedness.

Except as set forth on Annex 7.18, MCS had no outstanding Indebtedness on 22 September 2014. “Indebtedness” means the following indebtedness but in each case only and to the extent that the relevant indebtedness (i) has not been taken into account as a Financial Liability or as a deduction of the Working Capital according to Clause 3.2.5.2 in the Closing Date Financial Statement and/or (ii) does not give rise to a claim of the Buyer for indemnification, e.g. for Tax Indemnification:

7.18.1	indebtedness for borrowed money.

7.18.2	Liabilities evidenced by bonds (Anleihen), debentures (Schuldverschreibungen), notes (Schuldscheine) or other similar instruments or debt securities (Schuldverschreibungen),

7.18.3	Liabilities of MCS under or in connection with letters of credit (Akkreditiven) or bankers’ acceptances (Bankakzepten) or similar items,

7.18.4
any obligation to pay the deferred (gestundet) purchase price of property or services and any deferred purchase price Liabilities related to past acquisitions, other than those trade payables incurred in the ordinary course of business consistent with past practice,

7.18.5	all Liabilities arising from cash/book overdrafts (Kontoüberziehung),

7.18.6	all Liabilities under capitalized leases (Finanzierungs-Leasingverträgen) or leases that are required to be capitalized,

7.18.7	all Liabilities of MCS under conditional sale (Kauf unter Eigentumsvorbehalt) or other title retention agreements (Eigentumsvorbehaltsvereinbarungen),

7.18.8
all Liabilities of MCS arising out of interest rate (Zinsswap) and currency swap arrangements (Devisengeschäften) and any other arrangements designed to provide protection against fluctuations in interest or currency rates,

7.18.9	all Company Expenses (transaktionsbedingte Kosten der Zielgesellschaft). “Company Expenses” means

7.18.9.1
the collective amount payable by, or Liabilities of, MCS to outside legal counsel, accountants, advisors, brokers and other persons in connection with the transactions contemplated by this Agreement (Beraterkosten im Zusammenhang mit dieser Transaktion) or otherwise arising by consummation of the transactions contemplated hereby and

7.18.9.2
all Liabilities of MCS under or in connection with any severance arrangements (Aufhebungsverträgen), stay bonuses (Halteprämien), incentive bonuses (Leistungspränien), termination and change of control arrangements (Kündigungs- und Change-of-Control-Zahlungen) and similar obligations that are owed to any person or that will be triggered, either automatically or with the passage of time (including in combination with any termination of employment following the Closing), in whole or in part by the consummation of the transactions contemplated by this Agreement.

7.18.10
all unpaid wages, bonus, contingent or deferred compensation, or commissions payable (or that may become payable) to employees of MCS that are allocable to pre-Closing periods, excluding Christmas and vacation bonuses (Weihnachts- und Urlaubsgeld) and annual bonuses (Jahresboni).

7.18.11	all indebtedness of others guaranteed by MCS or secured by any lien on the assets of MCS.

7.18.12	any commitment by which MCS assures a creditor against loss (including contingent reimbursement Liability with respect to letters of credit),

7.18.13	any amounts owed to any person under any noncompetition (Wettbewerbsverbot), consulting (Beratervertrag) or similar arrangements, excluding all amounts that become due after the Closing Date,

including for each of the foregoing clauses any premium (Prämie), accrued and unpaid interest, related expenses, prepayment penalties (Vorfälligkeitsentschädigungen), make-whole payments (Entschädigungszahlungen), commitment (Abnahmeverpflichtung), reimbursements (Erstattungspflichten), indemnities (Freistellungsverpflichtungen) and all other amounts payable in connection therewith.

7.19	No Further Guarantees Given by the Seller

7.19.1
The Buyer expressly acknowledges the acquisition of the MCS-Shares and thus of MCS and its business activities in the condition which they are in and according to its due diligence and evaluation, and that it makes the purchase on the basis of its own decision, due diligence and evaluation without relying on any express or implied representations, warranties or guarantees of the Seller going beyond or deviating from the Seller’s Guarantees expressly given by the Seller in this Agreement.

7.19.2
Without prejudice to the preceding paragraph, the Buyer accepts in particular that the Seller gives or makes no express or implied guarantees, warranties, representations or other promissory statements (sonstige Einstandserklärungen) regarding

7.19.2.1
forecasts (Prognosen), estimates (Schätzungen) or budgets made available to the Buyer regarding future (i) income, (ii) profits, (iii) cash flows, the future financial situation (künftige Finanzlage) or the future business operations (künftige Geschäftslage) of MCS;

7.19.2.2
other information or documents which are made accessible to the Buyer, its lawyers, auditors or other advisors in relation to MCS and its business activities and the information provided during the Management Presentation on June 4, 2014 unless otherwise expressly provided for in this Agreement;

7.19.2.3	Tax matters (Steuerangelegenheiten) with the exception of the provisions in Clause 9 (Taxes).

7.20	Seller's Knowledge

„Seller’s Knowledge“ within the meaning of this Agreement comprises the actual knowledge of (i) Karl-Heinz Boven and/or (ii) Andreas Möller on the Closing Date and also the lack of actual knowledge to the extent that such lack is based on gross negligence (grobe Fahrlässigkeit).

8.	Legal Consequences of Violation of Seller’s Guarantees, Covenants, Excluded Liabilities and Procedure

8.1	Restoration of the Original Condition; Damages

8.1.1
In case of (i) a violation of a Seller’s Guarantee by the Seller, (ii) a breach of any covenant or agreement of the Seller contained herein, (iii) the applicability of any Excluded Liability or Excluded Liabilities (each such instance being referred to as a “Claim” hereunder), the Seller must put the Buyer or at the Buyer’s sole discretion MCS into the position which the Buyer or MCS, as the case may be would be in if such circumstance had not occurred.

8.1.2
“Excluded Liability” means individually, and “Excluded Liabilities” means collectively, all Liabilities of MCS, that (i) relate to or arise from the ownership or operation of the business of MCS prior to or on the Closing Date (with the exception of prospective obligations (betagte Verbindlichkeiten) but with the counter-exception of deferred (gesundete) Verbindlichkeiten and (ii) have not been taken into account either as a Financial Liability or as a deduction of the Working Capital according to Clause 3.2.5.2 in the Closing Date Financial Statement and (iii) do not give rise to a claim of the Buyer for indemnification, e.g. for Tax Indemnification.

8.1.3
With respect to any Claim, the Buyer or at the Buyer’s sole discretion MCS can demand damages by way of payment of money relating to the Loss, if the Seller does not achieve the contractually owed condition within thirty (30) days of receipt of the notification according to Clause 8.3. “Loss” means all damages as defined in sec 249 BGB (German Civil Code) including any layer’s fees up to the amount fixed by the Lawyer’s Compensation Act (Rechtsanwaltsvergütungsgesetz). The obligation to pay damages is limited to compensation for the Loss suffered (tatsächlich entstandene unmittelbare Schäden) by the Buyer or MCS, as the case may be. No compensation needs to be paid in particular for indirect damage (mittelbare oder Folgeschäden), lost profits, internal administrative or fixed costs (interne Verwaltungs- oder Fixkosten).

8.2	Priority of Specific Seller’s Guarantees and Indemnification Agreements

Claims of the Buyer or MCS, as the case may be, in accordance with Clause 8.1 in conjunction with Clause 7.3 (Annual Financial Statements) are excluded if and insofar as this Agreement contains a more specific Seller’s Guarantee or indemnification clause regarding the particular matter concerned. In this case, the specific Seller’s Guarantee regulates the Seller's liability for the matter covered by the specific Seller’s Guarantee or the indemnification clause.

8.3	Claim Notification

Once the Buyer becomes aware of an actual Claim, the Buyer shall give reasonable prompt notice of the Claim to the Seller in writing, with a precise description of the underlying circumstances and to the extent possible the estimated amount of the claim. A failure to give timely notice or to include any specified information in any notice as provided in this Clause 8.3 will not affect the rights or obligations of any party hereunder, except to the extent that (and only to such extent), as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially and actually prejudiced as a result of such failure or the failure to notify continued until the expiration of the applicable survival limitations. For clarification purposes: Section 254 German Civil Code (Mitverschulden) remains unaffected.

8.4	Procedure for Third-Party Claims

8.4.1
If claims or demands are asserted by a third party after the Closing Date against the Buyer or MCS which could trigger a Claim (hereinafter: „Third-Party Claims“), the Buyer is obliged to inform the Seller without undue delay in writing and to provide copies of the related correspondence with the third party and of all documents relating to deadlines. In addition the Buyer must give the Seller an opportunity to participate, at its own expense, in all related proceedings and meetings (including but not limited to a third-party intervention (Nebenintervention) according to sec 66 subs. German Civil Procedure Code (ZPO) or comparable foreign legal provisions).

8.4.2
In the event of a Third Party Claim the Seller’s prior written consent shall be required for any objection or opposition to administerative acts, the filing or withdrawal of an action, any waiver, acknowledgement, settlement or the filing or withdrawal of an appeal or legal remedy in such Third Party Claim. Such consent will not be unreasonably withheld. In case the Seller does not consent, the Buyer is not entitled to indemnification for the Third Party Claim.

8.4.3	In the event of a Third Party Claim the parties and MCS will take care about the reasonable interests of the other party.

8.4.4	The Buyer must ensure through suitable measures that MCS will observe the agreements reached in this Clause 8.4.

8.5	Procedure for Direct Claims

“Direct Claims” means any Claim that is not a Third-Party Claim. The Seller will have a period of thirty (30) days following its receipt of the notice of a Direct Claim (the “Direct Claim Response Period”) to respond in writing to such Direct Claim. If the Seller does not so respond within such Direct Claim Response Period, the Seller will be deemed to have rejected such claim, in which event the Buyer will be free to pursue such remedies as may be available to the Buyer on the terms and subject to the provisions of this Agreement. If an objection is timely interposed by the Seller, then the Buyer and the Seller shall negotiate in good faith for a period of thirty (30) days from the date the Buyer receives such objection (such period, or such longer period as agreed in writing by the parties, is hereinafter referred to as the “Negotiation Period”). If the Negotiation Period has not resulted in a resolution of the Direct Claim that is the subject of the Direct Claim Notice prior to the expiration thereof, the Buyer or the Seller may submit the dispute for resolution to a court of competent jurisdiction and each will be free to pursue such remedies as may be available to them on the terms and subject to the provisions of this Agreement.

8.6	Treatment of Payments

Payments made by the Seller in accordance with Clause 7 to Clause 8 are to be treated as between the Buyer and the Seller as a reduction of the Purchase Price; payments made by the Seller to MCS are to be regarded as a contribution (Einlage) by the Buyer.

9.	Taxes

9.1	Definition of Taxes

„Taxes“ means for the purposes of this Agreement all taxes within the meaning of secs. 3 para. 1 and para. 3 AO (German Fiscal Code) or of the corresponding provisions of a foreign law imposed by a competent federal, state or municipal or similar foreign authority (hereinafter „Tax Authority/ies“), including incidental tax expenses (steuerliche Nebenleistungen) (e.g. interest, costs, surtaxes) within the meaning of sec. 3 para. 4 AO or of similar provisions of foreign law as well any liability for such taxes.

9.2	Tax Declarations and Tax Payments up to the Closing Date

The Seller guarantees by way of an indepedent guarantee, Clause 7.1 being applicable analogously, and subject to the scope and the limitations set out in Clause 8 and Clause 10, that

9.2.1	MCS has made all important tax declarations in time by the Closing Date or will make them in time (taking account of any extensions of deadlines granted by a Tax Authority), and

9.2.2	that all Taxes of MCS which are due were or will essentially be paid by the Closing Date.

9.3	Tax Indemnification

9.3.1
If and to the extend that the respective claim has not been taken into account according to Clause 3.2.2.6 when calculating the Financial Liabilities the Seller undertakes to indemnify the Buyer for all Taxes which concern time periods up to and including the Closing Date (hereinafter „Tax Indemnification“).

9.3.1.1
In relation to the Taxes of MCS assessed or collected for assessment or collection periods (Veranlagungs- oder Erhebungszeiträume) which begin before or on the Closing Date, and the assessment basis (Bemessungsgrundlage) of which is constituted by income, profits or sales, the share of the Taxes attributable to periods of time up to and including the Closing Date will be determined in such a way as if the assessment or collection period had ended on the Closing Date. Insofar as income, profits or sales result from business events before or on the Closing Date, such income, profits or sales shall be attributed to the time periods up to the Closing Date; insofar as they result from business events after the Closing Date, such income, profits or sales shall be attributed to the time periods after the Closing Date.

9.3.1.2
In relation to all other Taxes of MCS, the share of the Taxes attributable to periods of time up to and including the Closing Date will be determined pro rata temporis; the allocation quota relevant for this follows from the sum of the days up to and including the Closing Date, to be divided by the number of days of the entire assessment or collection period, the number for this purpose being 365 days for an assessment or collection period that coincides with the calendar year (kalenderjahrgleichen Veranlagungs- oder Erhebungszeitraum).

9.3.2	The Seller’s Tax Indemnification is granted in accordance with the following principles:

9.3.2.1
There is a Tax Indemnification obligation only if and insofar as the Taxes to be indemnified for exceed the specific reserves and liabilities shown for Taxes in the Annual Financial Statements, regardless of whether the reserves and liabilities were created for the Tax which justifies the claim to Tax Indemnification, and the Taxes were not paid or otherwise caused to become extinct (zum Erlöschen gebracht) in the time up to and including the Closing Date.

9.3.2.2
The Tax Indemnification is to be reduced by all tax advantages which arise within a time period of maximum 5 years after the Closing Date gained by the Buyer, MCS, an undertaking affiliated with the Buyer within the meaning of secs. 15 et seq. AktG (German Stock Corporation Act) or any legal successor after the Closing Date. This shall apply in particular, but not exclusively, to advantages which result from, are connected with or brought about or caused (retroactively) by:

9.3.2.2.1
an increase in the amounts shown in the tax balance sheet (Aufstockung der steuerbilanziellen Ansätze) for the assets subject to scheduled depreciation (regelmäßige Absetzung) for wear and tear (Abnutzung) (including the non-recognition of extraordinary write-offs) in time periods up to and including the Closing Date, and/or

9.3.2.2.2
the non-recognition for tax purposes (steuerliche Nichtanerkennung) of expenditures (Aufwand) in connection with the posting (Buchung) of liabilities, provisions (Rücklagen), reserves, latent tax obligations or other kind of costs or expenses for time periods up to and including the Closing Date

(hereinafter „Tax Advantage“), if the event which leads to the Tax Advantage leads at the same time to an increase in the amount of the taxable income (Anstieg des zu versteuernden Einkommens) of MCS for the time period up to and including the Closing Dates and the Tax Indemnification obligation exists on that basis. The reduction of the Tax Indemnification is made in the amount of the cash value (Barwert) of the Tax Advantage, to be determined by discounting the Tax Advantage with an interest rate amounting to 100 base points above EURIBOR, on the basis of a calculated total tax burden of 30%.

9.3.2.3	The Seller shall not be liable for Taxes if and insofar as they are the consequence of

9.3.2.3.1
changes of the accounting and taxation practices introduced after the Closing Date at MCS or a legal successor (including the practice of making the tax declarations), unless these are required by mandatory law, or

9.3.2.3.2
of actions, declarations, omissions or other measures of the Buyer, MCS or a legal successor after the Closing Date (in particular change of a tax option to recognise as an asset (Änderung eines steuerlichen Ansatzwahlrechts), termination of a tax unit, consent to or implementation of conversion measures (Umwandlungsmaßnahmen) or sale of assets (Verkauf von Wirtschaftsgütern).

9.3.3
Payments owed by the Seller according to Clause 9 are to be made to the Buyer within 20 Bank Workdays after written Notice from the Buyer, provided that payments are due in this amount to the Tax Authorities. The Seller is in no case obliged to pay earlier than 2 Bank Workdays before the due date for the payment to the Tax Authorities. In case a tax liability is contested (bestritten) in accordance with Clause 9.5.4, the payment of this tax liability is to be regarded as due only if and when it has been established by final and legally unchallengeable decision either of the Tax Authority or of the competent tax courts, provided that the Tax Authority granted a payment exemption (Zahlungsfreistellung) up to the time of a final and legally unchallengeable decision. If that is not the case, the Seller is obliged to make advance payments accordingly to the Buyer for the tax indemnification claims, provided the Buyer provides security in the form of a guarantee given by a reputed bank for any subsequent refund claims of the Seller in accordance with the following provisions. If the final amount of the tax indemnification claim is lower than the Seller's advance payments, the Buyer must refund the difference and all interest payable.

9.4	Refund

If and to the extend that the respective claim has not been taken into account according to Clause 3.2.3.5 when calculation the Cash, the Buyer undertakes to pay to the Seller the following tax refunds, Tax Advantages and amounts as an additional cash payment (zusätzliche Barzahlung):

9.4.1
all tax refunds by the Tax Authorities in favour of MCS for time periods up to and including the Closing Date and regardless of whether the tax refunds are made in cash, by set-off from tax debts which the Seller need not indemnify the Buyer for, or in some other way,

9.4.2
the (remaining) Tax Advantage within the meaning of Clause 9.3.2.2 which cannot be set off from Tax Indemnifications in the assessment or collection periods (Veranlagungs- oder Erhebungszeiträumen) concerned, and

9.4.3
the amount by which the liabilities and reserves for Taxes in the Annual Financial Statements exceed the Taxes still to be paid in total for time periods up to and including the Closing Date, taking into account the provision in Clause 9.3.2.1.

9.4.4	Regarding tax refunds by the Buyer to the Seller, the allocation (Zurechnungsregelungen) rules in Clause 9.3.1 apply analogously.

9.5	Indemnification Procedure

9.5.1
The parties will cooperate in every respect in connection with Taxes relating to time periods up to and including the Closing Date; this applies in particular insofar as the preparation and filing of tax declarations and tax returns for time periods up to and including the Closing Date is concerned. The Buyer is obliged to take care that

9.5.1.1
the Seller is given complete copies of all tax assessments (Steuerfestsetzungen) and tax assessment notices (Steuerbescheide) of MCS relating to to time periods up to and including the Closing Date, without any request for this being necessary, without undue delay after receipt of these tax assessments and tax assessment notices,

9.5.1.2
the Seller or advisors of its choice, who must be bound by a professional confidentiality duty (referrred to in this Clause 9 as „Advisors“), will have full access to all information, books, records and documents which are relevant to the tax treatment of MCS and relate (also) to time periods up to and including the Closing Date, and

9.5.1.3	these books, records and documents are kept and archived in each case until all claims under this Clause 9 are time-barred.

9.5.2
Tax declarations and tax returns (Steueranmeldung) of MCS which (also) relate to time periods up to and including the Closing Date must not be filed, added to or changed by the Buyer or MCS without the Seller’s prior written consent, which may not be unreasonably withheld.

9.5.3
Without any request for this being necessary, the Buyer must inform the Seller in writing without undue delay about all announced or on-going tax audits (steuerliche Außenprüfung) or other administrative or judicial proceedings which could trigger a Tax Indemnification or tax refund in favour of the Seller (hereinafter „Tax Procedure“), stating the subject matter of the audit or of any alleged tax liability. Copies of all documents of the Tax Authority or, as the case may be, of the court regarding the Tax Procedure or the alleged tax liability are to be attached to this information. The Buyer is obliged to take care that copies of all correspondence conducted during the Tax Procedure with the Tax Authorities or, as the case may be, with the court or other authorities involved in the Tax Procedure, in particular inquiries made by the auditors during a tax audit, are passed on to the Seller without undue delay and without any request for this being necessary. Information regarding MCS may be passed on to the Tax Authorities or, as the case may be, the courts for the purposes of a Tax Procedure only with the Seller's prior consent.

9.5.4	The Buyer guarantees that MCS will enable the Seller to take part in the Tax Procedure in accordance with the following rules:

9.5.4.1
The Seller has the right, either itself or through Advisors, in each case in its own name on the basis of power of attorney and at its own expense, to carry out audits or to conduct administrative and court proceedings and to assert refund claims which are connected with any alleged Taxes and can lead to a Tax Indemnification (these audits, refund claims or proceedings in connection with an alleged tax liability hereinafter also referred to as „Tax Dispute“).

9.5.4.2
If the Seller intends to conduct a Tax Dispute (itself or through Advisors), the Seller will inform the Buyer of this within 20 Bank Workdays after receipt of the Buyer's written Notice in accordance with Clause 9.5.1.2.

9.5.4.3
If the Seller decides to conduct a Tax Dispute, the Buyer must without undue delay give and have MCS give the representative and/or Advisor named by the Seller a power of attorney on the basis of which the Buyer or MCS or their legal successors can be represented in the Tax Dispute by the Seller or its Advisors.

9.5.4.4	The Buyer is obliged to collaborate with the Seller and to cause MCS or its legal successors to collaborate in all stages of the Tax Dispute at the Seller's expense.

9.5.4.5
If no Tax Dispute is conducted by the Seller or if the Buyer is not given Notice of this decision, the Buyer and MCS can pay the alleged tax liabilities, conclude a settlement agreement regarding them or contest them. Without regard to this, the Seller or its Advisors can participate in any Tax Dispute at the Seller's expense.

9.6	Miscellaneous, Limitation

9.6.1
Additional profit and loss allocations (Gewinn- und Verlustzuweisungen) arising from tax audits relating (also) to time periods up to and including the Closing Date shall not lead to an increase or reduction of the Purchase Price and entitle neither the Seller to demand additional distributions of profits nor the Buyer or the Seller to make a Purchase Price Adjustment.

9.6.2	Claims of the Buyer according to Clause 9 shall be time-barred upon the expiry of six months after the final and legally unchallengeable assessment of the Taxes concerned.

9.6.3
A failure to give timely notice or to include any specified information in any notice as provided in this Clause 9 will not affect the rights or obligations of any party hereunder, except to the extent that (and only to such extent), as a result of such failure, any party which was entitled to receive such notice was materially and actually prejudiced as a result of such failure or the failure to notify continued until the expiration of the applicable survival limitations. Section 254 German Civil Code (Mitverschulden) remains unaffected.

10.	Exclusion and Limitation of Liability

10.1	No Double-Counting

A claim of the the Buyer or MCS, as the case may be, arising from or in connection with this Agreement is excluded if and insofar as

10.1.1	the facts constituting the claim are already taken into account in the MCS-Accounts, the Annual Financial Statements or the Closing Date Financial Statement; or

10.1.2	the facts constituting the claim are already taken into account otherwise in the course of the determination of the Purchase Price; or

10.1.3
reserves (Rückstellungen) in the MCS-Account or in the Annual Financial Statements can be dissolved, a write-down of assets can be reversed or claims already entirely or partly value-adjusted are settled by debtors after the Closing Date; or

10.1.4	the claim is based on the following, taking place after the Closing Date:

10.1.4.1	amendment of a law, a legal regulation, of by-laws, an administrative rule, a judgment, resolution, decision, permit, order or other (administrative) act or other legal provisions or

10.1.4.2	a Tax increase.

10.2	No Liability in Case of Knowledge or Disclosure

10.2.1
The Buyer or MCS, as the case may be, is not entitled to assert claims on the basis of or in connection with this Agreement insofar the Buyer knew the facts or circumstances forming the basis of the claim on the Closing Date.

10.2.2
The Buyer had the opportunity before the Signing Date to carefully examine MCS as well as its respective business activities under commercial, financial and legal aspects. The Buyer more specifically had the possibility to examine the documents listed in Annex 10.2.2 and disclosed in the data room and to attend the Management Presentation on June 4, 2014 (together: „Disclosed Information“). Facts and circumstances which follow from the Disclosed Information or are designated in this Agreement or the Annexes thereto or were provable disclosed to the Buyer in some other way during the Due Diligence or in the course of the negotiations for this Agreement shall be deemed to be known to the Buyer

10.2.3
The knowledge of the managers of the Buyer, of its advisors and of those employees who were involved in the Due Diligence in the time leading up to this Agreement or in the negotiations and the conclusion of this Agreement is attributed to the Buyer.

10.2.4	Clause 10.2 does not apply to any given claims concerning the guarantees in 7.6.2 and 7.6.4 with regard to the Matsushita-complex.

10.3	Data Room

10.3.1	The data room is contained on three DVDs of which for purpose of proof (Beweiszwecke) one has been deposited with the undersigned notary and one with each party.

10.3.2
The Parties have checked the content and the readability of the DVDs; the undersigned notary assumes no liability in this respect. The Parties instruct the notary, to keep his DVD in a sealed up container. The notary points out that the DVD will be stored in a safe or in a safe deposit box (Bankschließfach) and that he does not assume any liability for the special storage condition or the ability to duplicate the DVD (Duplizierfähigkeit) or the readability of the DVD. The Parties release the notary from any liability in this respect. Each party may at any time upon reasonable notice at ist own cost inspect and copy or print out the content of the DVD deposited with the undersigned notary, but has to provide the necessary equipment to do so and has to prove that such equipment provided does not and will not in any way modify, amend or destroy the DVD and its content.

10.3.3
The notary is entiteled to destroy the DVD, deposited with him, ten years after the Closing Date unless a party opposes within two weeks after having been informed in writing about the forthcoming destruction.

10.3.4	The Buyer confirms that it has had access to the information contained on the DVD and has undertaken a due diligence prior to the Signing Date.

10.4	No Liability if Caused by the Buyer

The Seller shall not be liable for facts and circumstances if and insofar as they would not have arisen without an arbitrary (willkürlich) act or omission by the Buyer, one of its affiliated undertakings or a member of the management, an employee or representative of the Buyer or of an undertaking affiliated with it. This applies in particular but not exclusively to major changes of the business activities of MCS and/or changes of the accounting and taxation practices of the Buyer or its affiliated undertakings which are caused by such persons and are introduced or become effective after the Closing Date.

10.5	Exempt Amount, Total Exempt Amount

The Buyer or MCS, as the case may be, has the right to assert claims under this Agreement only insofar as a claim exceeds 7.500 € (in words: seventhousandfivehundred Euro) (hereinafter: „Exempt Amount“) and the sum of all such individual claims exceeds 75.000 € (in words: seventyfivethousand Euro) (hereinafter: „Total Exempt Amount“). If the Total Exempt Amount is exceeded, the Seller is liable for the entire amount of the claims, not only the partial amount which exceeds the Total Exempt Amount. The Exempt Amount shall not apply to Loss to the extent such Loss arises from or relate to (i) malicious deceit (arglistige Täuschung), intentional misrepresentation or a violation of any Fundamental Representations, (ii) Excluded Liabilities, or (iii) the Seller's liability under Clause 9. “Fundamental Representatons” are the Seller’s Guarantees in Clauses 7.2, 7.5, 7.11, 7.16, and 7.18.

10.6	Maximum Liability

The Seller's liability for claims arising from or in connection with this Agreement, including all claims arising from a violation of the Seller’s Guarantees, is limited in total to the amount of 10 % of the Purchase Price (hereinafter: „Maximum Liability Amount“). The Maximum Liability Amount does not apply to Loss to the extent such Loss arises from or relate to (i) malicious deceit (arglistige Täuschung), intentional misrepresentation or a breach of any Fundamental Representations, (ii) Excluded Liabilities, or (iii) the Seller's liability under Clause 9. However, to the extent legally admissible, the Seller’s liability according to this Agreement is limited in total to the amount of the Purchase Price.

10.7	Limitation

10.7.1	The Buyer's or MCS’s, as the case may be, claims under this Agreement shall be time-barred upon the expiry of eighteen months after the Closing Date. Deviating from sentence 1:

10.7.1.1	the Buyer's claims arising from der violation of the Seller’s Guarantees according to Clauses 7.2, 7.5, 7.16 and 7.18 shall be time-barred upon the expiry of five years after the Closing Date;

10.7.1.2	the Buyer's claims according to Clause 9 (Taxes) shall be time-barred in accordance with Clause 9.6.2;

10.7.1.3	claims based on intentional acts of the Seller shall be time-barred in accordance with secs. 194 et seq. BGB.

10.8	No Further Legal Consequences

10.8.1
The parties agree that this Agreement fully deals with the legal consequences of any violation of a Seller’s Guarantee and that, on the ground of any violation of a Seller’s Guarantee and in view of any tax liability, the Buyer has only the claims set out in this Agreement with the legal consequences set out in this Agreement.

10.8.2
To the extent legally admissible, all of the Buyer's claims and rights going beyond the claims and rights dealt with in this Agreement are expressly excluded without regard to their origin, scope and legal basis. This applies in particular but not exclusively to claims based on precontractual breach of duty (secs. 311 para. 2 und 3, 241 para. 2 BGB) (culpa in contrahendo), breach of duty within a contractual relationship (in particular in accordance with secs. 280, 282, 241 BGB), frustration of contract (sec. 313 BGB), on the basis of statutory warranty rules (in particular in accordance with secs. 437 – 441, 453 BGB) and tort, and to all other claims which can in consequence of a cancellation, an avoidance or a reduction of payment or for other reasons lead to the termination, invalidity or reversal of this Agreement, to a change of its contents or to a repayment or reduction of the Purchase Price, unless the claim is based on an intentional act or malicious deceit by the Seller.

10.9	Balancing of Advantages; No Double Relief

10.9.1
Insofar as circumstances constituting a claim for the Buyer under this Agreement constitute a tax or other advantage - including a reduction of the taxable income due to additional liabilities and costs – for either MCS, the Buyer or the undertakings afiliated with it, this advantage shall be set off from the claim (balancing of advantages). Tax advantages within the meaning of the preceding sentence include relief in the area of corporation tax, trade tax, the solidarity surcharge (Solidaritätszuschlag) and other Taxes on earnings in accordance with the law applicable in each case.

10.9.2
If and to the extent that a Loss has been paid by the Seller the Loss shall not be recoverable more than once. That especially applies if compensation of the Loss can be claimed according to another provision of this Agreement.

10.10	Contributory Negligence

Section 254 BGB remains unaffected. The Buyer is in particular obliged to prevent the occurrence of damage or Loss and to minimise the extent of any damage or Loss that arises.

10.11	No Liability of Representatives

The parties agree by way of a genuine agreement for the benefit of a third party within the meaning of sec. 328 BGB (echter Vertrag zugunsten Dritter) that no member of a management board, managing director, employee or, advisor of the Seller or MCS and no shareholder of the Seller will be liable on the basis of this Agreement or in connection with the conclusion or implementation of this Agreement.

10.12	Liability for Wilful Intent

The Seller's liability for its own intentional actions and for malicious deceit remains unaffected.

10.13	Assignment of Claims Against Third Parties

If the Seller fully compensates a Loss the Buyer assigns concurrently (Zug um Zug) to the Seller any claims of the Buyer against any third party, including insurance companies, concerning the respective Loss.

11.	Prohibition of Competition

11.1
The Seller undertakes for the duration of five (5) years after the Closing Date not to directly or indirectly engage in any activities which would result in direct or indirect competition with the current business of MCS existing on the Closing Date. In particular the Seller shall not establish, acquire or create a stake in a company or provide advice to such company that is in direct or indirect competition with the current business of MCS. This shall not apply to cases of acquisition of shares in publicly listed companies no higher than 5 percent.

11.2	Any activities described in 11.1 by either Karl-Heinz Boven or Andreas Möller shall be deemed as activities of the Seller.

11.3	If the Seller is in breach of any of the obligations under this Clause 11, the Seller is obliged to indemnify the Buyer for all Loss or damage arising from this.

12.	Buyer’s Guarantees and Further Obligations of the Buyer

12.1	Buyer’s Guarantees and Indemnification

12.1.1
The Buyer guarantees in the form of independent guarantees in accordance with sec. 311 para. 1 BGB that the following statements (hereinafter together the „Buyer’s Guarantees“ or each individually a „Buyer’s Guarantee“) are complete and accurate as of Closing Date:

12.1.1.1	The Buyer was properly formed in accordance with the statutory provisions applicable to it and exists validly.

12.1.1.2
The Buyer has the unrestricted right to conclude and implement this Agreement and the legal transactions provided for therein. The Buyer has obtained all consents necessary for the conclusion and implementation of this Agreement and the legal transactions provided for therein.

12.1.1.3
The conclusion and the implementation of this Agreement violate neither the articles of association of the Buyer nor any legal provisions, judicial or administrative decisions, orders, decrees binding upon the Buyer or any other binding provisions.

12.1.1.4
The Buyer is – with the exception of the Matsushita-complex – not aware on the basis of its Due Diligence of any facts or circumstances which could give rise to claims against the Seller in accordance with Clauses 7 – 9.

12.1.1.5
The Buyer has sufficient and immediately available financial resources or has obtained binding financing commitments to be able to discharge when due all payment obligations arising from or in connection with this Agreement.

12.1.2	If the Buyer violates a Buyer’s Guarantee, it is obliged to indemnify the Seller for all Loss or damage arising from this.

12.2	Insurance Cover After the Closing Date

The Buyer must ensure on its own responsibility that MCS will have the insurance cover after the Closing Date that the Buyer considers to be necessary.

12.3	Access to Financial Information; Archiving of Documents

12.3.1	The Buyer guarantees that the Seller and its representatives will be granted access after the Closing Date to

12.3.1.1	the business papers of MCS for the time period from August 1st 2013 up to the Closing Date;

12.3.1.2	all information necessary for the preparation of tax declarations to be made by the Seller and to conduct announced or on-going tax audits or other administrative or court proceedings;

12.3.1.3
all information needed by the Seller in order to verify the existence of any claims which are asserted by the Buyer, MCS or an undertaking affiliated with the Buyer under or in connection with this Agreement, as well as ]

12.3.1.4
all other financial or business information needed by the Seller in order to comply with information requests of administrative authorities and public representations which may be received concerning the time up to and including the Closing Date.

12.3.2
The Buyer is obliged to ensure that the business papers of MCS and all other information named in Clause 12.3.1 will be kept for a period of ten years after the Closing Date and that the Seller will be granted reasonable access to and/or copies of such documents at its request during this period of time.

13.	Confidentiality and Press Releases

13.1	Confidentiality, Disclosure; Return of Documents

13.1.1
The parties undertake to strictly confidentially treat, and to effectively protect against access by third parties, the contents of this Agreement, the circumstances of the negotiations, its conclusion and its implementation as well as all information obtained in this connection about the other party and undertakings affiliated with it. This obligation does not extend to facts which are publicly known or become publicly known without any violation of this obligation or the disclosure of which is required by law or regulations relating to the capital markets. However, in such a case, the party is obliged to inform the other party prior to any disclosure and to restrict the disclosure to the minimum required by law or by the order of the public authority.

13.1.2
If the legal transactions provided for in this Agreement are not put into effect, the Buyer is obliged to keep secret all information obtained in connection with this transaction about the Seller and/or MCS and their respective business operations, to effectively protect this information against access by third parties and not to use it for their own or third-party purposes, in particular not in competition with MCS. Furthermore, the Buyer is obliged to return to the Seller all documents and information embodied in some other form which they received from the Seller and/or MCS, including all copies, and to destroy all documents and information embodied in some other form to the extent prepared on the basis of information from the Seller, unless this information is publicly known without any violation of the confidentiality duty to the Seller. The Buyer has no right of retention regarding the documents and other information named above.

13.2	Disclosure of Information

The parties have the right to make information protected according to Clause 13.1 available to the undertakings affiliated with them within the meaning of secs. 15 et seq. AktG at the time concerned and to third parties insofar as that is necessary for the implementation of this Agreement and the legal transaction agreed on herein or otherwise necessary to pursue their legitimate interests. The parties are obliged before passing on such information to impose an obligation in writing upon the recipients of the information to maintain confidentiality in accordance with Clause 13.1.

13.3	Press Releases

The parties will consult each other prior to publication about the form and contents of any press release or similar voluntary announcement regarding this Agreement, its creation and implementation. If publications are required by law or by regulations relating to the capital markets, the parties will make efforts to agree thereon beforehand.

14.	Costs and Sales Taxes

14.1	Costs and Sales Taxes

All sales taxes and other Taxes payable on the basis of the conclusion and implementation of this Agreement, the costs for the notarisation of this Agreement and the Reference Deed as well as all other fees and charges payable on the basis of the conclusion and implementation of this Agreement shall be borne by the Buyer. This applies also to all fees and other costs in connection with the antitrust proceedings and the observance of other regulatory provisions.

14.2	Advisor's Costs

Apart from that, each party shall bear its own costs and expenses, including the fees, costs and expenses of its advisors.

15.	Notices

15.1	Form of Notices

All legally relevant declarations and notices (together „Notices“ and each individually a „Notice“) in connection with this Agreement must be given in writing except where a notarial record or some other form is required by mandatory law. The written form is observed by transmission by telefax or letter, but not any other transmission by telecommunication. The electronic form (e.g. email) does not constitute the written form.

15.2	Notices to the Seller

All Notices to the Seller in connection with this Agreement must be addressed to:

Multi Channel Systems Holding GmbH
c/o Karl-Heinz Boven,
Baumgartenstraße 13
72827 Wannweil/Germany
with a copy to its advisor

OPPENLÄNDER Rechtsanwälte Partnerschaft
Rechtsanwalt Dr. Rolf Leinekugel
Börsenplatz 1
70184 Stuttgart, Germany

15.3	Notices to the Buyer

All Notices to the Buyer in connection with this Agreement must be addressed to:

Biochrom Limited
c/o Harvard Bioscience
Attn: Jeffrey Duchemin
84 October Hill Road
Holliston, Massachusetts 01746
USA

with a copy to its advisor

Rödl & Partner
Rechtsanwalt Alexander Saueracker
Äußere Sulzbacher Str. 100
90491 Nuremberg, Germany

15.4	Change of Address

The parties must notify the other party and their advisors in each case without undue delay and in writing, of any change of their addresses set out in Clauses 15.2 – 15.3. The current address remains relevant until such Notice is delivered.

15.5	Notices to Advisors

15.5.1	The delivery of Notices in connection with this Agreement to the advisor of a party does not constitute or replace the delivery of the Notice to the party itself.

15.5.2	For delivery of a Notice to a party, it is irrelevant whether the Notice was also received by this party's advisor or by the officiating notary (for his information).

16.	Final Provisions

16.1	Governing Law

This Agreement shall be governed by the substantive law of the Federal Republic of Germany. The Vienna Convention on the International Sale of Goods (CISG) is inapplicable.

16.2	Place of Jurisdiction

The exclusive place of jurisdiction for all disputes between the parties arising from and in connection with this Agreement and its implementation, including the Annexes, is Stuttgart.

16.3	Bank Workday

„Bank Workday“ within the meaning of this Agreement is a day (with the exception of Saturdays and Sundays) on which the banks in Stuttgart are open for business.

16.4	Interest

Unless otherwise provided for in this Agreement, each party must pay interest on payments to another party from the beginning of the day after the due date (or the other date which be fixed in this Agreement as the day on which interest payments begin) up to the day of payment. The interest rate is 5 (five) base points above the European interbank rate for credit balances in Euros with interest periods of one month, shown on the Reuters pages 248, 249 at 11:00 o'clock CET on the first Bank Workday of the month in which interest begins to accrue in accordance with the first sentence of this Clause 21.4 („EURIBOR“). Interest accrued is to be calculated on the basis of the number of days having passed and of a 365-day year. The relevant EURIBOR is to be determined by reference to the first Bank Workday of the month in which the liability fell due. The right to emand default interest and further damages caused by default is not excluded.

16.5	Amendments of the Agreement

Amendments of, additions to or the cancellation of this Agreement, including any change in this written-form requirement itself, require the written form except where mandatory law requires a stricter form.

16.6	Headings; References to German Legal Terms; References to Clauses

16.6.1	Headings over Clauses, paragraphs and Annexes in this Agreement serve only for purposes of clarity. They shall be disregarded in any interpretation of the Agreement.

16.6.2
References in this Agreement to legal forms or forms of participation, procedures, authorities or other institutions, rights, facilities, legal provisions or legal relations (hereinafter together „Legal Term(s)“) of German law also extend to the functionally equivalent Legal Term of a foreign law insofar as facts and circumstances are to be evaluated in accordance with the law of that state. If no functionally equivalent Legal Term exists, the Legal Term which comes functionally closest to the German Legal Term shall apply.

16.6.3	References in this Agreement to clauses without naming a particular law or contract are references to Clauses in this Agreement.

16.7	Annexes

All Annexes to this deed and the Reference Deed are a part of this Agreement.

16.8	Entirety of the Agreement

All Annexes to this deed and the Reference Deed are an integral part of this Agreement.

This Agreement contains the entirety of the agreements between the parties with regard to the subject matter of the Agreement and replaces all oral or written negotiations, agreements and understandings previously reached by the contracting parties in view of the subject matter of the Agreement. No side agreements to this Agreement exist.

17.	Severability

Should any provision of this Agreement be or become entirely or partly invalid, ineffective or unenforceable, the validity and enforceability of all remaining provisions shall remain unaffected. The invalid, ineffective or unenforceable provision is to be replaced by the effective and enforceable provision which most effectively serves the commercial purpose of the invalid, ineffective or unenforceable provision in terms of subject matter, measure, time, place and scope of application. The same applies in order to fill any gaps in this Agreement.

18.	Power of attorney

18.1	The Parties grant to the employees of the Notary

18.1.1	Mrs. Sabine Metzger,

18.1.2	Mrs. Stefanie Groß,

18.1.3	Mrs. Fidan Güntürkün,

18.1.4	Mrs. Aniela Vukalic,

18.1.5	Mr. Oliver Härer,

– each business-resident at 70469 Stuttgart, Rheinstahlstraße 3 –

– each individually –

power of attorney to make and receive any and all declarations and legal acts which are in their opinion necessary for the execution of this notarial deed.

18.2
The power of attorney in particular entitles them to amendments of and supplements to this record and to collect and receive any approvals necessary for this notarial deed. Exemption from the provisions of § 181 German Civil Code is granted to the extent required. Moreover, the annexes/enclosures to this deed as well as to the Reference Deed may be replaced and the drafts of the annexes/enclosures to this deed and the Reference Deed may be substituted in total. This power of attorney may only be used before the acting Notary, the Notary Rudolf Bezler with his official office in Stuttgart-Bad Cannstatt, the Notary Prof. Dr. Thomas Lang with his official office in Stuttgart or the respective representatives in office of one of these notaries. In case of ineffectiveness of the power of attorney, the agents are exempted from liability according to § 179 German Civil Code.

The notarial deed was read by the deputy notary to the persons appearing, approved by them and signed by them and the deputy notary in their own hands as follows:

/s/ Karl-Heinz Boven

/s/ Anreas Moller

/s/ Jeffrey A. Duchemin

/s/ Christiane Stoye-Benk
Notary